Exhibit 10.2
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into by and between The Lovesac Company, a Delaware corporation (the “Company”), and Jack A. Krause (the “Executive”), effective as of November 9, 2021 (the “Effective Date”).

RECITALS

    WHEREAS, Executive and the Company previously entered into that certain Employment Agreement on October 26, 2017, as amended effective October 2, 2019 (the “Employment Agreement”); and
    WHEREAS, Executive and the Company wish to amend the Employment Agreement to memorialize certain agreements between them regarding Executive’s employment relationship.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Employment by the Company. Section 1.1 of the Employment Agreement is hereby amended and restated as follows:
    1.1    Employment by the Company. The Company shall employ the Executive, for itself and its subsidiaries and affiliates, for the Term (as herein defined), to render exclusive and full-time services in the capacity of Chief Strategy Officer of the Company commencing November 15, 2021.
2.    Salary. Section 3.1 of the Employment Agreement is hereby amended and restated as follows:
3.1     Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term a salary of $429,000 per annum (the “Base Salary”), payable not less frequently than monthly, less such deductions as shall be required to be withheld by applicable rules and regulations. The Base Salary shall not preclude raises, equity compensation, annual bonus and other compensation or incentives, as set forth herein or, should the Board, in its sole and absolute discretion, so determine to provide such additional compensation or incentives to the Executive. The Executive’s total compensation, including Base Salary, Annual Bonus and equity compensation opportunities shall be subject to annual review by the Board (or a compensation committee thereof) and adjustments considered based upon individual performance, market alignment or other factors. The Executive acknowledges and understands that the Board is under no obligation to increase any component of the Executive’s total compensation pursuant to this review.
3.    Annual Bonus. Section 3.2 of the Employment Agreement is hereby amended and restated as follows:
3.2     Annual Bonus.
(a)     The Company shall pay the Executive during the Term an annual bonus with a target value of 60% of the Executive’s Base Salary up to 120% of the Executive’s Base Salary (except as otherwise provided below in this paragraph) (“Annual Bonus”), subject to the Company’s achievements relative to certain performance targets established by the Board (or a compensation committee thereof) for the performance period, and individual performance, as applicable. The terms and conditions of Annual Bonuses shall be governed by the Company’s Annual Incentive Compensation Plan.

4.    Incentive Compensation. The following Section 3.3 is hereby added to the Employment Agreement as follows:
3.3    Equity Compensation.

(a)     Annual Equity Award. The Executive shall be eligible to receive an annual award of restricted stock units (“RSUs”) valued at $765,000, the terms of which shall be governed by the Company’s 2017 Equity Incentive Plan (“2017 Plan”), including any equity grant documents thereunder. Half of such RSUs shall be subject to time-based vesting and half of such RSUs shall be subject to performance vesting.

(b)    Long Term Performance Award. The Executive shall be eligible to receive a discretionary annual award of RSUs pursuant to the Company’s Long Term Performance Award (“LTPA”) Program. RSU’s granted under the LTPA Program are eligible to vest based on the Company’s achievements relative to accelerated performance targets set by the Board (or a compensation committee thereof) for a specific performance period.

5.    Notices. Section 6.1 of the Employment Agreement is hereby amended and restated as follows:
6.1     Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, via facsimile or other electronic means, sent by overnight delivery service with delivery signature required, or sent with return receipt requested by certified, registered, or express mail, postage prepaid to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, upon confirmation of receipt when delivered via facsimile or other electronic means, or if mailed, two days after the date of mailing, as follows:

If to the Company, at:

The Lovesac Company
2 Landmark Square, Suite 300
Stamford, CT 06901
Attention: People Department

Copy to:

The Lovesac Company
2 Landmark Square, Suite 300
Stamford, CT 06901
Attention: Legal Department

If to the Executive, at:

Jack A. Krause

6.    Governing Law. Section 6.4 of the Employment Agreement is hereby amended and restated as follows:
6.4     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such state.

7.    Entire Agreement. The Employment Agreement, as amended by this Second Amendment, the Company’s 2017 Equity Incentive Plan, including any equity grant documents under such plan, the Company’s Annual Incentive Compensation Plan, and the Company’s Long Term Performance Award Program, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, to the extent they relate in any way to the subject matter hereof or thereof. In the event of an inconsistency between the terms of this Second Amendment and the Employment Agreement, the terms of this Second Amendment will control. Except as modified hereby, all terms and conditions of the Employment Agreement will remain in full force and effect and likewise apply to this Second Amendment.
8.    Governing Law. This Second Amendment shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such state.
9.    Counterparts; Facsimile Signatures. This Second Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Second Amendment may be transmitted by e-mail in pdf or similar format or facsimile and such transmissions shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first set forth above.

THE LOVESAC COMPANY

By:	/s/ Donna Dellomo
Name:	Donna Dellomo
Title:	EVP and CFO

JACK A. KRAUSE

By:	/s/ Jack A. Krause

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